            SUPERIOR CONSULTANT REPORTS STRONG FIRST QUARTER RESULTS

  Increased Consulting Sales, Growing Revenue Backlog, New Outsourcing Contract


SUMMARY FOR FIRST QUARTER 2003

- Net revenue of $21.9 million
- Net loss of ($0.9) million
- EBITDA of $0.3 million
- Revenue backlog at March 31, 2003, near $200 million
- $700 million outsourcing sales prospect pipeline
- 25 new clients signed

Recent Development

-  In contract negotiations on seven-year, $35 million outsourcing contract

                                     *******
SOUTHFIELD, Michigan, April 24, 2003 -- Superior Consultant Holdings Corporation (Nasdaq: SUPC), today reported its first quarter operating results. For the quarter, the company used ($0.1) million in cash from operations on net revenue of $21.9 million, compared with ($0.4) million in cash used in operations on net revenue of $20.0 million last quarter and ($0.5) million in cash used in operations on $21.3 million in net revenue one year ago. The company reported a net loss of ($0.08) per share, compared with ($0.30), excluding restructuring and impairment charges, last quarter.

"We saw significant improvement in our consulting sales during the quarter," said Richard D. Helppie, Chief Executive Officer. "Consulting proposals accepted were $23.0 million for the first quarter, compared with $11.1 million in the fourth quarter 2002 and $13.9 million in the first quarter 2002. Our net loss during the first quarter narrowed due to our increase in revenue and continued attention to expense controls," Helppie said.

"In our outsourcing segment, we are currently in contract negotiations for a seven-year, $35 million full information technology outsourcing contract," said Helppie. "Superior was selected, following a competitive bid process, to provide application services, data center and 24/7/365 help desk services, desktop, network and telecommunications services, and Health Insurance Portability and Accountability Act (HIPAA) services. Upon successful conclusion of the contract, we will issue a more detailed press release. Additionally, we continued to add meaningful opportunities to our $700 million outsourcing pipeline during the quarter."

SG&A improved to 31.1% from 39.7% last quarter. Gross margin improved to 27.4% from 23.4% last quarter, and Days Sales Outstanding were 59 for the quarter, compared with 54 last quarter.

"Superior achieved its tenth consecutive quarter of improving operating efficiencies in SG&A, and total operating expenses improved to $22.7 million during the first quarter from $23.3 million, excluding restructuring and impairment charges, in the fourth quarter of 2002," said Richard R. Sorensen, Chief Financial Officer. "Earnings before interest, taxes, depreciation, and amortization (EBITDA) were $0.3 million for the first quarter, compared with ($2.1) million, excluding restructuring and impairment charges, last quarter. We ended the quarter with $13.6 million in cash. Uses of cash during the quarter consisted primarily of the purchase of software and equipment related to our new processing center and recent outsourcing contracts."

Sorensen continued: "Gross margin and expenses also improved in the first quarter as operations improvements and the prior investment in our processing center began to realize savings and consulting revenue increased. We expect to maintain our efforts to achieve optimum scale and efficiency in all areas of the company."

"During the quarter, we continued to strengthen our outsourcing sales and delivery model, and began to realize efficiencies in outsourcing as we transitioned clients to the Superior Processing Center," said George S. Huntzinger, President and Chief Operating Officer. "Our progress is helping to deliver the value of our model to clients and shareholders."

"In consulting, Superior increased proposals shipped and accepted by 32.4% and 106.7%, respectively, from last quarter resulting in increased revenue generated during the quarter and backlog going into the second quarter," Huntzinger continued. "Superior added 25 new clients in the first quarter and sold nine consulting engagements in excess of $250,000, four of which are in the $1.3 million to $5.0 million range. Areas performing well include: financial systems and revenue cycle services, clinical transformation, and application delivery services," concluded Huntzinger.

OUTLOOK

"As we predicted last quarter, based upon growth in revenue backlog and improved consulting sales, we achieved increased revenue for the first quarter compared with fourth quarter 2002 and one-year ago," said Helppie. "For the second quarter, we anticipate that net revenue will improve over first quarter to a range of $22.4 million to $23.0 million. The revenue forecast is based on a current booked backlog of $19.8 million for the second quarter and client indications of an additional $1.2 million. We are predicting the net loss for the second quarter will also narrow further to between approximately ($0.2) million and ($0.8) million with loss per share of ($0.02) to ($0.07). Cash flow from operations is expected to generate between $100,000 and $600,000 in the second quarter."

"We continue to record new revenue in our outsourcing business and we are adding to our backlog," Helppie added. "As we previously reported, we expect that additional capital investment will be required upon commencement of new outsourcing contracts and in the early phases of implementation. We intend to finance these investments through additional capital leases and other financing arrangements."

Helppie concluded: "Our efforts are focused on delivering the highest quality services and taking good care of our clients and colleagues. We remain committed to returning Superior to profitability and growth for the benefit of all of our stakeholders. Members of the management team purchased additional shares of common stock during the quarter; management and directors currently hold approximately 49% of the company's outstanding stock."


Conference Call Broadcast:

Superior Consultant's senior executives will discuss the first quarter results during an investor teleconference scheduled for 11:00 a.m. eastern time on Friday, April 25, 2003. To listen to the broadcast, participants may log onto www.superiorconsultant.com and go to the "For Investors" section of the Web site. We suggest you log onto the Web site 10 minutes prior to the conference call to download and install any necessary software.

Conference Call Replay:

An online replay will be available after 2:00 p.m. eastern time on Friday, April 25, 2003, under the investor section of www.superiorconsultant.com.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including, but not limited to:
"anticipate," "believe," "intends," "estimates," "promises," "expect," "should," "conditioned upon" and similar expressions. This release contains forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially as a result of factors and events which the company is unable to accurately predict or over which the company has no control. Such factors include, but are not limited to: the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the healthcare market's acceptance of and demand for the company's offerings, demands upon and consumption of the company's cash and cash equivalent resources or changes in the company's access to working capital, regulatory changes and other factors affecting the financial constraints on the company's clients, economic factors specific to healthcare, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, acquisitions under consideration, and the ability to integrate acquisitions on a timely basis. Additional information regarding these risk factors and others, and additional information concerning the company are included in the company's reports on file with the Securities and Exchange Commission.

ABOUT SUPERIOR CONSULTANT HOLDINGS CORPORATION

Superior Consultant specializes in Digital Business Transformation(TM) services that enable clients to thrive in the information-driven economy. Superior's outsourcing, management and information technology consulting services and solutions help clients plan and execute better business strategies and meet their fiscal challenges while advancing clinical quality. Superior's best practices outsourcing model includes a full range of flexible business process and information technology solutions, including data center services, 24/7/365 network monitoring and help desk services, facility management, interim management, and application outsourcing services. For more than 18 years, Superior has been recognized as one of the most innovative within the healthcare industry and has been rewarded with full and partial outsourcing contracts, thousands of engagements, approximately 150 interim management assignments, and nearly 3,000 clients.

For more information on Superior Consultant Holdings Corporation simply dial 1-800-PRO-INFO and enter the Company ticker: SUPC (a no-cost fax-on-demand service) or visit the Company's Web site at http://www.superiorconsultant.com.

           SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                                                           MARCH 31,            DECEMBER 31,
                                 ASSETS                                      2003                   2002
                                                                             ----                   ----
   Current assets
     Cash and cash equivalents                                                  $ 13,643              $ 14,575
     Accounts receivable, net                                                     14,352                11,959
     Other current assets                                                          3,649                 3,377
                                                                       ------------------     -----------------

        Total current assets                                                      31,644                29,911

   Property and equipment, net                                                    17,335                12,737
   Real estate held for sale                                                           -                   991
   Other long-term assets                                                             17                    17
                                                                       ------------------     -----------------

        Total Assets                                                            $ 48,996              $ 43,656
                                                                       ==================     =================


                   LIABILITIES AND STOCKHOLDERS' EQUITY

   Current liabilities
     Notes payable to bank                                                       $ 3,100               $ 2,925
     Other current liabilities                                                    17,081                12,940
                                                                       ------------------     -----------------

        Total current liabilities                                                 20,181                15,865

   Long-term liabilities                                                           4,535                 2,624

   Stockholders' equity                                                           24,280                25,167
                                                                       ------------------     -----------------

        Total Liabilities and Stockholders' Equity                              $ 48,996              $ 43,656
                                                                       ==================     =================

            SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                                                        THREE MONTHS ENDED
                                                                                        ------------------
                                                                    MARCH 31,            DECEMBER 31,            MARCH 31,
                                                                       2003                  2002                   2002
                                                                       ----                  ----                   ----
Revenue
      Consulting
           Revenue before reimbursements (net revenue)                    $ 13,991              $ 12,546               $ 13,479
           Out-of-pocket reimbursements (1)                                  1,773                 2,148                  1,669
                                                                -------------------   -------------------    -------------------
                Total consulting revenue                                    15,764                14,694                 15,148

      Outsourcing
           Revenue before reimbursements (net revenue)                       7,900                 7,458                  7,778
           Out-of-pocket reimbursements (1)                                     78                    91                    151
                                                                -------------------   -------------------    -------------------

                Total outsourcing revenue                                    7,978                 7,549                  7,929
                                                                -------------------   -------------------    -------------------

                     Consolidated revenue                                   23,742                22,243                 23,077

Cost of services
      Consulting
           Cost of services before reimbursements
             (net cost of services)                                          8,481                 8,131                  8,277
           Out-of-pocket reimbursements (1)                                  1,773                 2,148                  1,669
                                                                -------------------   -------------------    -------------------

                Total consulting cost of services                           10,254                10,279                  9,946

      Outsourcing
           Cost of services before reimbursements
             (net cost of services)                                          7,403                 7,192                  5,913
           Out-of-pocket reimbursements (1)                                     78                    91                    151
                                                                -------------------   -------------------    -------------------

                Total outsourcing cost of services                           7,481                 7,283                  6,064
                                                                -------------------   -------------------    -------------------

                     Consolidated cost of services                          17,735                17,562                 16,010

Gross Profit
                Consulting                                                   5,510                 4,415                  5,202
                Outsourcing                                                    497                   266                  1,865
                                                                -------------------   -------------------    -------------------

                     Consolidated gross profit                               6,007                 4,681                  7,067

Selling, general and administrative expenses                                 6,815                 7,946                  8,467
Restructuring charges, net                                                       -                 3,308                      -
Impairment of assets                                                             -                   571                      -
Impairment of goodwill                                                           -                 8,223                      -
                                                                -------------------   -------------------    -------------------

                     Loss from operations                                     (808)              (15,367)                (1,400)

Other income (expense), net                                                    (79)                   (3)                    72
                                                                -------------------   -------------------    -------------------

                     Loss before income tax benefit                           (887)              (15,370)                (1,328)

Income tax benefit                                                               -                     -                 (2,301)
                                                                -------------------   -------------------    -------------------

                     Net earnings (loss)                                    $ (887)            $ (15,370)                 $ 973
                                                                ===================   ===================    ===================


Net earnings (loss) per share
   Basic                                                                   $ (0.08)              $ (1.43)                $ 0.09
                                                                ===================   ===================    ===================
   Diluted                                                                 $ (0.08)              $ (1.43)                $ 0.08
                                                                ===================   ===================    ===================

Weighted average number of common
  shares outstanding
   Basic                                                                    10,765                10,765                 10,733
                                                                ===================   ===================    ===================
   Diluted                                                                  10,765                10,765                 11,513
                                                                ===================   ===================    ===================

            SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
                                 (In thousands)
                                   (Unaudited)


                                                                                            THREE MONTHS ENDED
                                                                                            ------------------

                                                                            MARCH 31,            DECEMBER 31,           MARCH 31,
                                                                              2003                  2002                  2002
                                                                              ----                  ----                  ----
GAAP to Non-GAAP Reconciliations:

   Consolidated revenue                                                       $ 23,742              $ 22,243              $ 23,077
   Less: Out-of-pocket reimbursements (1)                                       (1,851)               (2,239)               (1,820)
                                                                    -------------------   -------------------    ------------------

   Net Revenue                                                                $ 21,891              $ 20,004              $ 21,257
                                                                    ===================   ===================    ==================

  Operating expenses
      Consolidated cost of services                                           $ 17,735              $ 17,562              $ 16,010
      Selling, general and administrative expenses                               6,815                 7,946                 8,467
      Restructuring charges                                                          -                 3,308                     -
      Impairment of assets and goodwill                                              -                 8,794                     -
                                                                    -------------------   -------------------    ------------------

           Operating expenses - GAAP                                            24,550                37,610                24,477

      Less: restructuring charges                                                    -                (3,308)                    -
      Less: impairment of assets and goodwill                                        -                (8,794)                    -
      Less: out-of-pocket reimbursements                                        (1,851)               (2,239)               (1,820)
                                                                    -------------------   -------------------    ------------------

           Operating expenses, as adjusted                                    $ 22,699              $ 23,269              $ 22,657
                                                                    ===================   ===================    ==================

   Net earnings (loss) - GAAP                                                   $ (887)            $ (15,370)                $ 973
   Restructuring charges, net                                                        -                 3,308                     -
   Impairment of assets                                                              -                   571                     -
   Impairment of goodwill                                                            -                 8,223                     -
                                                                    -------------------   -------------------    ------------------

   Net earnings (loss), excluding restructuring and
       impairment charges                                                       $ (887)             $ (3,268)                $ 973
                                                                    ===================   ===================    ==================

   Diluted net earnings (loss) per share, excluding
       restructuring and impairment charges                                    $ (0.08)              $ (0.30)               $ 0.08
                                                                    ===================   ===================    ==================

   Net earnings (loss), excluding restructuring and
       impairment charges, reported above                                       $ (887)             $ (3,268)                $ 973
   Depreciation and amortization                                                 1,081                 1,178                 1,054
   Other (income) expense, net                                                      79                     3                   (72)
   Income tax benefit                                                                -                     -                (2,301)
                                                                    -------------------   -------------------    ------------------

   EBITDA, excluding restructuring and impairment charges                        $ 273              $ (2,087)               $ (346)
                                                                    ===================   ===================    ==================



Capital expenditures, net of financing                                         $ 1,683               $ 1,478                 $ 384
                                                                    ===================   ===================    ==================


Gross profit % - Consulting (1)                                                  39.4%                 35.2%                 38.6%
Gross profit % - Outsourcing (1)                                                  6.3%                  3.6%                 24.0%
Gross profit % - Consolidated (1)                                                27.4%                 23.4%                 33.2%
SG&A %                                                                           31.1%                 39.7%                 39.8%
Headcount                                                                          574                   586                   632


(1) In November 2001, the Financial Accounting Standards Board issued Staff Announcement Topic No. D-103, "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred," which states that reimbursements received for out-of-pocket expenses should be characterized as revenue in the income statement. The application of Staff Announcement Topic No. D-103 does not have an impact on current or previously reported net earnings
(loss) or earnings (loss) per share. We will continue to use net revenue (revenue before out-of-pocket reimbursements) and net cost of services (cost of services before out-of-pocket reimbursements) to compute percentage and margin calculations, as well as for purposes of comparing the results of operations for the quarter ended March 31, 2003, to the quarter ended December 31, 2002, and the quarter ended March 31, 2002.